Exhibit 23.02

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-202455, 333-180324, 333-159211, 333-149281, 333-141660, 333-133332, 333-112728, 333-109809, and 333-102509) of PDF Solutions, Inc. of our report dated March 16, 2018 relating to the financial statements, which appears in this Form 10-K.

/s/ PricewaterhouseCoopers LLP

San Jose, California

March 7, 2019